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                                                                    EXHIBIT 10.5







                                October 22, 2001



VIA FACSIMILE TO (617) 310-9232

Rich Schwartz, Esq.
Nutter, McClennen & Fish, LLP
One International Place
Boston, MA 02110-2699

Dear Rich:

     Pursuant to that certain Option Agreement, dated September 25, 2001, between T and F Properties, L.P. ("Seller") and Texas ALC Partners, L.P. ("Texas ALC"), Texas ALC hereby exercises its option to purchase the Property, subject to the terms and conditions of the Option Agreement.

     We understand that Jim Smith of Thompson Knight has provided you with a list of those exceptions to title which Texas ALC has not accepted as Permitted Exceptions, and you are working with your client on clearing title of those exceptions. Additionally, we understand you are working toward providing the other terminations/release documents that are provided for under the Option Agreement.

     We are diligently working with our lender, Heller, to close on Wednesday, October 24, 2001. There is a minor survey issue which needs to be cleared up, and I have asked today for an update of other conditions to be satisfied before Texas ALC will have "obtained funds" sufficient to purchase the Assets.

     We look forward to reporting to you when the conditions to close the purchase of the Assets have been satisfied and appreciate your cooperation in preparing for a close on Wednesday.

                                   Very truly yours,



                                   Sandra Campbell
                                   Senior Vice President and General Counsel

SC:kem
cc:     James W. Smith, Esq.
        Wm. James Nicol
        Drew Miller
        Joe West, Esq.
        Dominic Yoong, Esq.